Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TREVENA, INC.

Maxine Gowen hereby certifies that:

ONE:                                        The original name of this company is Parallax Therapeutics, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was November 9, 2007.  The original Certificate of Incorporation was amended and restated by the Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on January 3, 2008.  The Amended and Restated Certificate of Incorporation was amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on November 16, 2009.  The Amended and Restated Certificate of Incorporation, as amended, was amended and restated by the Second Amended and Restated Certificate of Incorporation filed in the Office of the Secretary of State of Delaware on July 8, 2010 (the “Current Certificate”).

TWO:                                    She is the duly elected and acting President of Trevena, Inc., a Delaware corporation.

THREE:                      The Current Certificate is hereby amended and restated to read as follows:

I.

The name of this company is TREVENA, INC. (the “Company” or the “Corporation”).

II.

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A.                                    The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Company is authorized to issue is 235,574,999 shares, 132,000,000 shares of which shall be Common Stock (the “Common Stock”) and 103,574,999 shares of which shall be Preferred

Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

B.                                    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis).

C.                                    25,074,999 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred Stock”), 35,500,000 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred Stock”), 6,000,000 of the authorized shares of Preferred Stock are hereby designated “Series B-1 Preferred Stock” (the “Series B-1 Preferred Stock”) 37,000,000 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred Stock” and together with the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock, the “Series Preferred”).

D.                                    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1.                                      DIVIDEND RIGHTS.

(a)                                 Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series Preferred.  Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

(b)                                 The “Original Issue Price” of the Series A Preferred Stock shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series B Preferred Stock shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof), the “Original Issue Price” of the Series B-1 Preferred Stock shall be $1.00 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof) and the “Original Issue Price” of the Series C Preferred Stock shall be $1.632 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

(c)                                  So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

(i)                                    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) from employees or consultants (x) upon termination of services to the Company or (y) in connection with other events approved by the Board (including at least two (2) of the Preferred Directors (if any));

(ii)                                acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares pursuant to agreements or arrangements that have been approved by the Board of Directors (including at least two (2) of the Preferred Directors (if any)); or

(iii)                            distributions to holders of Common Stock in accordance with Sections 3 and 4.

(d)                                 In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

(e)                                  The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 5(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred, voting together as a single class on an as-if-converted basis, as may be required by this Certificate of Incorporation.

2.                                      VOTING RIGHTS.

(a)                                 General Rights.  Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company.  Except as otherwise provided herein or as required by law, the Series Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b)                                 Separate Vote of Series Preferred.  For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series Preferred, voting together as a single class on an as-if-converted basis, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)                                    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including through the filing of a certificate of amendment or otherwise);

(ii)                                Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to any series of the Series Preferred in any right, preference or priority, or any increase in the authorized or designated number of any such new class or series;

(iii)                            Any increase or decrease in the authorized number of shares of Common Stock;

(iv)                             Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Preferred Stock except for acquisitions of Common Stock by the Company permitted by Section 1(c)(i), (ii) and (iii) hereof, and redemptions required by Section 6 hereof;

(v)                                 Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4 hereof); or

(vi)                             Any voluntary dissolution or liquidation of the Company.

(c)                                  Separate Vote of Series A Preferred Stock.  For so long as at least 6,268,749 shares of Series A Preferred Stock remain outstanding (as adjusted for any stock split, reverse stock split or other similar event affecting the Series A Preferred Stock after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred Stock, voting as a separate class, shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely in a manner different than other classes of stock.

(d)                                 Separate Vote of Series B Preferred Stock.  For so long as at least 8,875,000 shares of Series B Preferred Stock remain outstanding (as adjusted for any stock split, reverse stock split or other similar event affecting the Series B Preferred Stock after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred Stock, voting as a separate class, shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely in a manner different than other classes of stock.

(e)                                  Separate Vote of Series B-1 Preferred Stock.  For so long as at least 1,500,000 shares of Series B-1 Preferred Stock remain outstanding (as adjusted for any stock split, reverse stock split or other similar event affecting the Series B-1 Preferred Stock after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B-1 Preferred Stock, voting as a separate class, shall be necessary for effecting or validating (whether by merger, recapitalization or otherwise) any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the powers, preferences or special rights of the Series B-1 Preferred Stock so as to affect them adversely in a manner different than other classes of stock.

(f)                                   Separate Vote of Series C Preferred Stock.  For so long as at least 9,250,000 shares of Series C Preferred Stock remain outstanding (as adjusted for any stock split, reverse stock split or other similar event affecting the Series C Preferred Stock after the filing date hereof), in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty percent (60%) of the outstanding Series C Preferred Stock, voting as a separate class, shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i)                                    Any increase or decrease in the authorized number of shares of Series C Preferred Stock;

(ii)                                Any amendment, alteration, or repeal of the provisions of this Section 2(f), or any other amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely (even if such alteration or change is also proposed to be made to the powers, preferences or special rights of one or more outstanding series of Series Preferred other than the Series C Preferred Stock); or

(iii)                            Any authorization or designation of any new class or series of capital stock of the Company (or any increase in the authorized number of shares of any such class or series of stock) if either (A) the liquidation preferences of such class or series of capital stock are both (1) superior to those of the Series C Preferred Stock and (2) on parity with or junior to those of any class or series of the Company’s capital stock (other than any Senior Preferred Stock (as defined below)) or (B) the liquidation preferences of such class or series of capital stock are both (1) on parity with those of the Series C Preferred Stock and (2) junior to those of any class or series of the Company’s capital stock (other than any Senior Preferred Stock).  “Senior Preferred Stock” means any class or series of the Company’s capital stock whose liquidation preferences are expressly senior to those of the Series C Preferred Stock pursuant to the Certificate of Incorporation of the Company.

(g)                                 Election of Board of Directors.

(i)                                    For so long as at least 1,125,000 shares of Series Preferred remain outstanding (provided that all such share numbers are subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series Preferred after the filing date hereof), the holders of Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect five (5) members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors (each such director, a “Preferred Director”), and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such Preferred Directors.

(ii)                                The holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(iii)                            The holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

3.                                      LIQUIDATION RIGHTS.

(a)                                 Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (specifically including, but not limited to, any Asset Transfer or Acquisition (each as defined below)) (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Common Stock, subject to the right of any series of Preferred Stock that may from time to time come into existence, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the Original Issue Price applicable to such share of Series Preferred plus all declared and unpaid dividends on such share of Series Preferred.  If, upon any such Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b)                                 After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in such Acquisition or Asset Transfer), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis.

4.                                      ASSET TRANSFER OR ACQUISITION RIGHTS.

(a)                                 In the event that the Company is a party to an Acquisition or Asset Transfer (as hereinafter defined), then each holder of Series Preferred shall be entitled to receive, for each share of Series Preferred then held, out of the proceeds of such Acquisition or Asset Transfer, the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event pursuant to Section 3(a) and 3(b) above.

(b)                                 For the purposes of this Certificate of Incorporation: (i) “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled and/or converted into equity securities; and (ii)  “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, provided, however, the transactions contemplated by that certain license agreement by and between the Company and the other party identified therein and that certain option agreement by and between the Company and the other party identified therein, each entered into on the Original Issue Date and each, as amended from time to time, and any license granted pursuant to the provisions of Article 5 of such option agreement, shall not be considered an Asset Transfer or a Liquidation Event.

(c)                                  In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made.

5.                                      CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable “Series Preferred Conversion Rate” then in effect (determined as provided in Section 5(b)) by the number of shares of the corresponding series of Series Preferred being converted.

(b)                                 Series Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of a particular series of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price applicable to such series of the Series Preferred by the “Series Preferred Conversion Price” of such series of the Series Preferred, calculated as provided in Section 5(c).

(c)                                  Series Preferred Conversion Price.  The conversion price for each series of the Series Preferred shall initially be the Original Issue Price of such series of the Series Preferred (the “Series Preferred Conversion Price”).  Each such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5.  All references to the Series Preferred Conversion Price of a particular series of the Series Preferred herein shall mean the Series Preferred Conversion Price of such series of the Series Preferred as so adjusted.

(d)                                 Mechanics of Conversion.  Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same.  Such notice shall state the number of shares of each series of the Series Preferred being converted.  Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e)                                  Adjustment for Stock Splits and Combinations.  If at any time or from time to time on or after the date that the first share of Series C Preferred Stock is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of each series of the Series Preferred, the Series Preferred Conversion Price of each series of the Series Preferred not so subdivided in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of each series of the Series Preferred, the Series Preferred Conversion Price of each series of the Series Preferred not so combined in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f)                                   Adjustment for Common Stock Dividends and Distributions.  If at any time or from time to time on or after the Original Issue Date the Company pays to holders of any class or series of the Company’s stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of each series of the Series Preferred, the then-effective Series Preferred Conversion Price of each series of the Series Preferred to whose holders such a corresponding dividend or distribution was not paid shall be decreased as of the time of such issuance, as provided below:

(i)                                    The applicable Series Preferred Conversion Price shall be adjusted by multiplying such Series Preferred Conversion Price then in effect by a fraction equal to:

(A)                               the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B)                               the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable to the holders of such class or series of the Company’s stock in payment of such dividend or distribution;

(ii)                                If the Company fixes a record date to determine which holders of such class or series of the Company’s stock are entitled to receive such dividend or other distribution, the applicable Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii)                            If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

(g)                                 Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation.  If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer as defined in Section 4 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h)                                 Sale of Shares Below Series Preferred Conversion Prices.

(i)                                    If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 5(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 5(e), 5(f) or 5(g) above, for an Effective Price (as defined below) less than the then effective Series Preferred Conversion Price of any series of the Series Preferred, then and in each such case, the then existing Series Preferred Conversion Price of such series of the Series Preferred shall be reduced, as of the opening of business on the date of such issue or sale, to a price:

(A)                               in the case of the Series B-1 Preferred Stock, equal to such Effective Price; and

(B)                               in the case of each series of the Series Preferred other than the Series B-1 Preferred Stock, determined by multiplying the applicable Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(1)                                 the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series Preferred Conversion Price for such series of the Series Preferred, and

(2)                                 the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)                                No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one cent per share.  Any adjustment required by this Section 5(h) shall be rounded to the nearest one cent ($0.01) per share. Any adjustment otherwise required by this Section 5(h) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the applicable Series Preferred Conversion Price.

(iii)                            For the purpose of making any adjustment required under this Section 5(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv)                             For the purpose of the adjustment required under this Section 5(h), if the Company issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price of any series of the Series Preferred, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

(A)                               in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

(B)                               in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(C)                               If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

(D)                               No further adjustment of the Series Preferred Conversion Price of any series of the Series Preferred, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities.  If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, each Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be readjusted to the Series Preferred Conversion Price of such series of the Series Preferred which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v)                                 For the purpose of making any adjustment to the Series Preferred Conversion Price of any series of the Series Preferred required under this Section 5(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A)                               shares of Common Stock issued upon conversion of the Series Preferred;

(B)                               shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board;

(C)                               shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;

(D)                               shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board, including at least two (2) of the Preferred Directors (if any);

(E)                               shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board, including at least two (2) of the Preferred Directors (if any);

(F)                                shares of Common Stock or Convertible Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company, provided that such services are approved by the Board, including at least two (2) of the Preferred Directors (if any); and

(G)                              any Common Stock or Convertible Securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer, licensing or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board, including at least two (2) of the Preferred Directors (if any).

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(h).  The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 5(h), for such Additional Shares of Common Stock.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(i)                                    Certificate of Adjustment.  In each case of an adjustment or readjustment of the Series Preferred Conversion Price of any series of the Series Preferred for the number of shares of Common Stock or other securities issuable upon conversion of such series of the Series Preferred, if such series of the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such series of the Series Preferred so requesting at the holder’s address as shown in the Company’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect for such series of the Series Preferred, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of such series of the Series Preferred.  Failure to request or provide such notice shall have no effect on any such adjustment.

(j)                                    Notices of Record Date.  Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 4) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to (x) the record date, if any, specified therein; or (y) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred voting together as a single class on an as-if-converted basis) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

(k)                                 Automatic Conversion.

(i)                                    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Conversion Price, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company but only if (A) (i) the per share price is at least $4.00 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $40,000,000 or (B) the holders of at least sixty percent (60%) of the outstanding shares of the Series Preferred, voting together as a single class on an as-if-converted basis, consent to such conversion upon the closing of such offering.  Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii)                                Upon the occurrence of either of the events specified in Section 5(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common

Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(l)                                    Special Mandatory Conversion.

(i)                                    In the event that any holder of shares of Series A Preferred Stock, Series B Preferred Stock or Series B-1 Preferred Stock (collectively, the “Existing Preferred”) does not participate in a Qualified Financing (as defined below) by purchasing at least such holder’s Pro Rata Amount (as defined below) in such Qualified Financing and within the time period specified by the Company (provided that the Company has sent to such holder at least ten (10) days prior written notice of, and the opportunity to purchase such holder’s Pro Rata Amount of, the Qualified Financing), then the Applicable Portion (as defined below) of the shares of each series of Existing Preferred held by such holder on the applicable Determination Date (as defined below) shall automatically, and without any further action on the part of such holder or any other person or entity, be converted into shares of Common Stock at the applicable Series Preferred Conversion Rate in effect immediately prior to the consummation of such Qualified Financing, effective upon the consummation of such Qualified Financing and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.  Such conversion is referred to as a “Special Mandatory Conversion.”  For the avoidance of doubt, shares of Series C Preferred Stock shall not be subject to Special Mandatory Conversion.

(ii)                                Upon any Special Mandatory Conversion specified in Section 5(l)(i) above, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificate or certificates evidencing the shares of Existing Preferred Stock automatically converted in such Special Mandatory Conversion are either delivered by the holder to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate or certificates.  Thereupon, the Company shall issue and deliver to such holder promptly and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such holder’s shares of Existing Preferred were converted in such Special Mandatory Conversion, and notwithstanding any provision herein to the contrary, any declared and unpaid dividends shall be deemed to have been forfeited immediately prior to such Special Mandatory Conversion.

(iii)                            For purposes of determining the number of Offered Securities (as defined below) a holder of Existing Preferred has purchased in a Qualified Financing, any holder of shares of Existing Preferred that participates in a Qualified Financing may, by written notice to the Company executed by such holder, aggregate all Offered Securities purchased by consenting Affiliates of such holder and attribute such aggregated Offered Securities so purchased to itself and to its consenting Affiliates (without duplication) for purposes of determining each such holder’s participation in the Qualified Financing in its sole discretion.

(iv)                             For purposes of this Section 5(l), the following definitions shall apply:

(A)                               “Affiliate” shall mean, with respect to any holder of shares of Existing Preferred, any entity or firm that, directly or indirectly, controls, is controlled by or is under common control with such holder or shares the same management company with such holder.

(B)                               “Applicable Portion” shall mean, with respect to any holder of shares of Existing Preferred, the number of shares of each series of Existing Preferred held by such holder calculated by multiplying the aggregate number of shares of each such series of Existing Preferred held by such holder as of the applicable Determination Date by a fraction, the numerator of which is equal to the amount, if any, by which such holder’s Pro Rata Amount exceeds the number of Offered Securities actually purchased by such holder in such Qualified Financing, and the denominator of which is equal to such holder’s Pro Rata Amount.

(C)                               “Determination Date” shall mean the date on which the number of Offered Securities is determined by the Board for purchase by the holders of shares of Existing Preferred in connection with the applicable Qualified Financing.

(D)                               “Offered Securities” shall mean the equity securities of the Company expressly designated by the Board as “Offered Securities” for purposes of this Section 5(l), which Offered Securities shall in no event be more than the amount of securities offered to the holders of Existing Preferred in the Qualified Financing.

(E)                               “Pro Rata Amount” shall mean, with respect to any holder of Existing Preferred a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Existing Preferred (on an as-if-converted basis and including shares of Common Stock issued upon any voluntary conversion of shares of Existing Preferred but not including any shares of Common Stock issued pursuant to a prior Special Mandatory Conversion) held by such holder as of the applicable Determination Date, and the denominator of which is equal to the aggregate number of shares of Existing Preferred (on an as-if-converted basis and including shares of Common Stock issued upon any voluntary conversion of shares of Existing Preferred but not including any shares of Common Stock issued pursuant to a prior Special Mandatory Conversion) outstanding as of the applicable Determination Date.  Each holder’s Pro Rata Amount shall be rounded down to the nearest whole number.

(F)                                “Qualified Financing” shall mean the initial closing of any transaction expressly designated by the Board as a “Qualified Financing” involving the issuance or sale of Additional Shares of Common Stock after the date of filing of this Certificate of Incorporation that would result in at least $1,000,000 in gross proceeds to the Company excluding the conversion of any then outstanding indebtedness in such transaction; provided, however, that if the holders of a majority of the shares of Existing Preferred outstanding as of the applicable determination date, voting together on an as-if-converted basis, elect in writing within five days following the applicable determination date that such transaction shall not constitute a Qualified Financing, then such transaction shall not constitute a Qualified Financing.

(m)                             Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Existing Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Existing Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(n)                                 Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(o)                                 Notices.  Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)                                 Payment of Taxes.  The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

6.                                      REDEMPTION.

(a)                                 The Company shall be obligated to redeem the Series Preferred as follows:

(i)                                    The holders of at least sixty percent (60%) of the then outstanding shares of Series Preferred, voting together as a single class on an as-if-converted basis, may require the Company, to the extent it may lawfully do so, to redeem all of the then outstanding Series Preferred in three (3) annual installments beginning not prior to July 8, 2016, and ending on the date two (2) years from such first redemption date (each a “Redemption Date”); provided that the Company shall receive at least sixty (60) days prior to such the first such Redemption Date written notice of such election of the Series Preferred.  The Company shall effect such redemptions on each Redemption Date by paying in cash in exchange for each share of Series Preferred to be redeemed on such Redemption Date a sum equal to the Original Issue Price applicable to such share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus declared and unpaid dividends with respect to such share.  The total amount to be paid for the Series Preferred is hereinafter referred to as the “Redemption Price.”  The number of shares of each series of Series Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of such series of Series Preferred outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  Shares subject to redemption pursuant to this Section 6(a) shall be redeemed from each holder of Series Preferred on a pro rata basis, based on the number of shares of each series of Series Preferred then held.

(ii)                                At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a “Redemption Notice”) to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates.  If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

(b)                                 On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates.  Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion.  The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

(c)                                  On or after each such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder’s certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.  In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.  From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares of such series of the Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

(d)                                 In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 5) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

7.                                      NO REISSUANCE OF SERIES PREFERRED.

No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued.

V.

A.                                    To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B.                                    The Company shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

C.                                    Neither any amendment nor repeal of this Article V, nor the adoption of any provision of this Company’s Certificate of Incorporation inconsistent with this Article V, shall eliminate or reduce the effect of this Article V, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

D.                                    The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Company who is not an employee of the Company or any of its subsidiaries, (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.                                    The management of the business and the conduct of the affairs of the Company shall be vested in its Board.  The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Third Amended and Restated Certificate of Incorporation.

B.                                    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company.  The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

C.                                    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

* * * *

FOUR:                                This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:                                     This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.  This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

IN WITNESS WHEREOF, TREVENA, INC. has caused this Third Amended and Restated Certificate of Incorporation to be signed by its President this 3rd day of May, 2013.

TREVENA, INC.

By:	/s/ Maxine Gowen
Maxine Gowen
President